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                                 EXHIBIT 10.13

                            SECURED PROMISSORY NOTE



$1,616,057                                                Ascutney, Vermont
                                                          ______________, 1997


         FOR VALUE RECEIVED, WORLDWIDE WIRELESS SYSTEMS, INC., a Delaware corporation, having an office and place of business in Ascutney, Vermont (hereinafter referred to as "Maker") promises to pay to the order of ALAN R. ACKERMAN (hereinafter referred to as "Holder") the sum of One Million Six Hundred Sixteen Thousand Fifty-seven and 00/100 Dollars ($1,616,057) plus accrued but unpaid interest at the rate of seven and one half percent (7.5%) per annum (the "Indebtedness"). Principal and interest shall be paid as follows:


         (a) Within ten (10) days of the initial public offering (IPO) of shares of Maker, Maker shall pay an installment of principal and interest in the amount of One Million Two Hundred Thousand Dollars ($1,200,000), or such lesser amount as is available to the Maker after paying all of its other obligations as of the date of the IPO; and

         (b) On the first day of each and every month thereafter for fifty-nine (59) consecutive months, Maker shall pay an equal installment of principal and interest calculated by amortizing the remaining principal balance on the basis of a 365-day year; and

         (c) The entire remaining principal balance outstanding, with accrued interest, shall be paid on the first day of the sixtieth (60th) month.

         In the event the IPO does not occur within one (1) year after the date hereof, the Indebtedness shall be due and payable in full, with interest on the first anniversary of this Note.

         This Note is secured by a Security Agreement of even date by which the Maker's wholly owned subsidiary, New England Wireless, Inc. (hereinafter referred to as "Subsidiary") grants a security interest in favor of Holder to secure the Indebtedness incurred by Maker, for the benefit of Maker and Subsidiary.

         Maker agrees to pay all costs and expenses, including reasonable attorneys' fees, for the collection of this Note upon default, and to pay interest on all amounts not paid when due (pursuant to the terms hereof, by acceleration or otherwise) at the rate of fifteen percent (15%) per annum until paid in full. All payments shall be made to the holder c/o Adley Sampson, Esq., Joel Isaacson & Co., Inc., 516 Fifth Avenue, New York, NY 10036, or at such other place as the holder hereof may from time to time designate in writing.

         Maker's default in the payment of any sums due hereunder for fifteen
(15) days shall render the principal balance of this Note, together with accrued interest, immediately due and payable at the option of the holder.

         Maker and all parties who at any time may be liable hereon in any capacity, jointly and severally, hereby waive presentment, demand, notice of dishonor and protest and all surety defenses in the nature thereof.


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         No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.


IN PRESENCE OF:                                 WORLDWIDE WIRELESS SYSTEMS, INC.



___________________________________             By:_____________________________
Witness